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                                                                      EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-52265 and 333-64998 of Alaska Airlines, Inc. (the Company) on Form S-3 of our report dated January 2, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the restatement of the Company's financial statements discussed in Note 13 and the change in the method of accounting for the deferral of revenue on miles sold under the mileage plan discussed in Note 12), appearing in this Annual Report on Form 10-K/A of Alaska Airlines, Inc. for the year ended December 31, 2001.



/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

March 10, 2003